UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  March 20, 2009

GigOptix, Inc.
(Exact name of registrant as specified in its charter)

Delaware	333-153362	26-2439072
(State of Incorporation)	(Commission File Number)	(IRS Employer Identification Number)

2400 Geng Road Suite 100, Palo Alto, CA	94303
(Address of principal executive offices)	(Zip code)

Registrant's telephone number, including area code:   (650) 424-1937

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions

☐ Written communications pursuant to Rule 425 under the Securities Act
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b)           Resignation of Stephen C. Johnson

On March 19, 2009, Mr. Stephen C. Johnson, a member of the Company’s board of directors, informed the Company’s board of directors that he plans to retire from all business occupations and tendered his resignation from the Company’s board of directors, effective March 20, 2009.  Mr. Johnson was a Class III director, and was to stand for reelection at the Company’s 2011 annual meeting.  Mr. Johnson confirmed that his resignation was not due to a disagreement with the Company on any matter relating to the Company's operations, policies or practices.  The Company would like to thank Mr. Johnson for his service to the Company.

(e)           GigOptix, Inc. Salary Reduction Plan

On March 24, 2009, GigOptix, Inc. (the "Company") issued a press release announcing a company-wide salary reduction plan.  A copy of the press release is attached hereto as Exhibit 99.1 and incorporated herein by reference.

As part of the salary reduction plan, on March 19, 2009, the Company's Compensation Committee approved temporary salary reductions of 18% for Dr. Avi Katz, the Company’s Chief Executive Officer, 15% for all other executive officers of the Company and 10% for all other employees of the Company.  The salary reductions are effective March 23, 2009.  The adjusted annual salaries of the Company’s named executive officers for 2009 will be as follows:

Officer	2009 Post-Reduction Salary	Reduction
Dr. Avi Katz	$300,000	18%
Peter Biere	$208,250	15%
Julie Tipton	$205,700	15%
Andrea Betti-Berutto	$187,000	15%
Vivek Rajgarhia	$178,000	15%

On March 19, 2009, the Compensation Committee also approved, as part of the salary reduction plan, the grant of stock options to all employees and executive officers of the Company.  The stock options are subject to the terms of the Company's 2008 Equity Incentive Plan, and represent 10% of outstanding options for each employee.

ITEM 9.01.    Financial Statements and Exhibits.

(d)	Exhibits

99.1	Press release dated March 24, 2009.

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GIGOPTIX, INC.

By:	/s/ Avi Katz
Name:	Dr. Avi Katz
Title:	Chief Executive Officer

Date: March 23, 2009

EXHIBIT INDEX
Exhibit Number	Description

99.1	Press release dated March 24, 2009.